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                                                                     EXHIBIT 4.9

                             SUPPLEMENTAL INDENTURE

     SUPPLEMENTAL INDENTURE, dated as of January 8, 1999, between FirstCom Corporation, a Texas corporation (the "Company") (formerly, InterAmericas Communications Corporation), and State Street Bank and Trust Company, as trustee under the indenture referred to below (the "Trustee").

                                    RECITALS

     WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of October 27, 1997 (the "Indenture"), providing for the issuance of an aggregate principal amount of $150,000,000 of 14% Senior Notes due 2007 (the "Notes");

     WHEREAS, Sections 2.09 and 9.02 of the Indenture provide that, except with respect to certain specified provisions of the Indenture, the Indenture may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding voting as a single class, other than Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company;

     WHEREAS, the Company wishes to supplement the Indenture to change certain provisions of the Indenture as set forth below, and the Holders of a majority of the aggregate principal amount of the outstanding Notes voting as a single class as of June 25, 1998, excluding Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, have consented to the execution of this Supplemental Indenture pursuant to the consent solicitation made by the Company pursuant to that certain Consent Solicitation Statement, dated June 29, 1998, relating to the Notes (the "Consent Solicitation Statement"); and

     WHEREAS, the Company hereby covenants and represents that all things necessary have been done to make this Supplemental Indenture a legal, valid and binding agreement of the Company in accordance with the terms hereof and of the Indenture.

     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed as follows:

                                  ARTICLE ONE

            DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 101. Capitalized Terms.

     Capitalized terms used herein and not otherwise defined herein are used with the respective meanings ascribed to such terms in the Indenture.


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SECTION 102. Effective Time.

     The amendments to the provisions of the Indenture provided for in this Supplemental Indenture shall become operative and shall bind the parties hereto when this Supplemental Indenture has been executed by the parties hereto (the "Effective Time").

SECTION 103. Incorporation of Supplemental Indenture into Indenture.

     This Supplemental Indenture is executed by the Company and the Trustee pursuant to the provisions of Section 9.02 of the Indenture, and the terms and conditions hereof shall be deemed to be part of the Indenture for all purposes at and as of the Effective Time. The Indenture, as amended and supplemented by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

SECTION 104. Effect of Headings.

     The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 105. Governing Law.

     The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

SECTION 106. Counterparts.

     This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 107. Recitals.

     The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

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                                  ARTICLE TWO

                     AMENDMENTS TO PROVISIONS OF INDENTURE

Section 201.  DEFINITIONS.

     (a) The definition of "Permitted Liens" contained in Section 1.01 of the Indenture is hereby amended to read in its entirety as follows:

     "Permitted Liens" means, without duplication, each of the following:

          (i) Liens in favor of the Company or any of its Wholly Owned Restricted Subsidiaries;

          (ii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary;

          (iii) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (iv)    Liens existing on the date of this Indenture;

          (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (vii) Liens securing Indebtedness of any Restricted Subsidiary of the Company that does not exceed $5.0 million at any one time outstanding represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of such Restricted Subsidiary;

          (viii) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;


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          (ix)      Liens created pursuant to the Proceeds Pledge and Escrow
Agreement;

          (x) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary;

          (xi)      Liens securing the Notes;

          (xii) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects which, in the aggregate, are not material in amount, and which do not, in any case, materially detract from the value of the property subject thereto (as such property is used by the Company or any of its Restricted Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (xiii) Liens arising by reason of any judgment, decree or order or any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (xiv) any interest or title of a lessor under any Capital Lease Obligation;

          (xv) Liens securing Indebtedness incurred pursuant to Section 4.09(b)(xii) hereof; and

          (xvi) any extension, renewal or replacement, in whole or in part, of any Permitted Lien, provided that any such extension, renewal or replacement shall be no more restrictive in any material respects that the Lien so extended, renewed or replaced and shall not extend to any additional property or assets.

SECTION 202.  Covenants.

     (a) Section 4.09 of the Indenture is hereby amended to read in its entirety as follows:

     SECTION 4.09  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

          (a) The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired


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Debt) and the Company may issue shares of Disqualified Stock if the Company's
Debt to Cash Flow Ratio would have been no greater than 5.5 to 1, in the case of any such incurrence or issuance on or before December 31, 2000, or no greater than 5.0 to 1, in the case of any such incurrence or issuance at any time thereafter, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds thereof), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of the applicable four full fiscal quarter period. The Company shall not incur any Indebtedness that is contractually subordinated to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated to the Senior Notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated to any other Indebtedness of the Company solely by virtue of being unsecured.

     (b) The provisions of Section 4.09(a) shall not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (i) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) outstanding under all Credit Facilities after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (i), does not exceed an amount equal to $40.0 million less the aggregate amount of all Net Proceeds of Asset Sales that have been applied since the date of this Indenture to repay Indebtedness under Credit Facilities (or any such Permitted Refinancing Indebtedness) pursuant to
     Section 4.10 hereof, provided, further, that the aggregate principal amount of Indebtedness at any one time outstanding under Credit Facilities that is incurred by, or secured by the Capital Stock or assets of, any Restricted Subsidiary that is located, or that derives substantially all of its revenue from the conduct of business, in Peru shall not exceed $15.0 million;

          (ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

          (iii) the incurrence by the Company of Indebtedness represented by the Notes;

          (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary, provided that such Indebtedness was incurred by the prior owner of such assets or such Subsidiary prior to such acquisition by the Company or such Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such acquisition by the Company or such Restricted Subsidiary: and provided

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further that the principal amount (or accreted value, as applicable) of such
Indebtedness (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (iv), does not exceed $5.0 million at any time outstanding;

     (v) Indebtedness of the Company not to exceed, at any one time outstanding, two times the sum of (A) the Current Market Value as of the date of issue of any Qualified Capital Stock of the Company issued to the seller(s) of a Permitted Business as consideration for the acquisition of such business and (B) the net cash proceeds received by the Company after the date of this Indenture from the issuance and sale of its Qualified Capital Stock to the extent that such net cash proceeds have been, and continue to be, designated as Designated Equity Proceeds to be used for the purpose of incurring additional Indebtedness pursuant to this clause (v) as provided in the definition thereof; provided that, to the extent that any such Qualified Capital Stock ceases to be outstanding for any reason, any Indebtedness that was incurred as a result of the receipt of net cash proceeds from the issuance of such Qualified Capital Stock shall cease (as of the date on which such Qualified Capital Stock ceases to be outstanding) to be permitted by virtue of this clause (v);

     (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness or Indebtedness pursuant to a Credit Facility) that was permitted by this Indenture to be incurred;

     (vii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that (A) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Senior Notes and (B)(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

     (viii) the guarantee by the Company of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

     (ix) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be

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     Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company;

          (x) Indebtedness of the Company or any Restricted Subsidiary of the Company (A) in respect of statutory obligations, performance, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business or (B) under Hedging Obligations; provided that such agreements (1) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (2) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

          (xi) the incurrence by the Company of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xi), not to exceed $5.0 million; and

          (xii) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness in connection with the deposit by the Company and its Restricted Subsidiaries of funds with a financial institution and the onlending of such funds to, and the incurrence of such Indebtedness by, a Wholly Owned Restricted Subsidiary of the Company, provided that the principal amount of such Indebtedness does not exceed $100.0 million at any one time outstanding.

     (c) For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xi) of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Section 4.09 and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses of Section 4.09(b) hereof or pursuant to Section 4.09(a) hereof. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.09.

     (b) Section 4.22 of the Indenture is hereby amended to read in its entirety as follows:

SECTION 4.22. LIMITATION ON ISSUES AND SALES OF CAPITAL STOCK OF THE COMPANY.

     The Company shall not transfer, convey, sell, lease or otherwise dispose of any Equity Interest of the Company to any Person unless the consideration received therefor


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is at least equal to the Fair Market Value of such Equity Interests and all of such consideration is in the form of cash.

        The provisions of the first paragraph of this section will not apply to:

        (i) the transfer, conveyance, sale, lease or other disposition of all or substantially all of the Equity Interests of the Company; provided that the transfer, conveyance, sale, lease or other disposition of all or substantially all of the Equity Interest of the Company will be governed by
   Section 4.15 and/or Section 5.01 hereof and not by the provisions of this section;

        (ii) the transfer, conveyance, sale, lease or other disposition of Equity Interests of the Company in exchange for long-term assets used or useful in a Permitted Business or a controlling interest in a Permitted Business; provided that the Company delivers to the Trustee (a) with respect to any such transfer, conveyance, sale, lease or other disposition or series of related transfers, conveyances, sales, leases or other dispositions involving Equity Interests with a fair market value less than $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such transfer, conveyance, sale, lease or other disposition is fair to the Company's shareholders and (b) with respect to any such transfer, conveyance, sale, lease, or other disposition or series of related transfers, conveyances, sales, leases or other dispositions involving Equity Interests with a fair market value equal to or in excess of $5.0 million, an opinion as to the fairness to the Company's shareholders of such transfer, conveyance, sale, lease or other disposition from a financial point of view issued by the Initial Purchaser or any other investment banking firm of national standing chosen by the Company;

        (iii) (A) the grant or issuance of options, warrants or other rights to acquire Capital Stock of the Company ("Options") pursuant to a stock option plan which (a) shall have been approved by the Company's stockholders, (b) shall prohibit the granting of Options prior to June 30, 1998 (other than to directors or employees of the Company or any Subsidiary of the Company appointed or hired subsequent to the date of this Indenture), (c) shall limit the aggregate number of shares of common stock of the Company issuable in any fiscal year upon the exercise of Options to 1.0 million (subject to adjustments for stock splits and other customary events) and (d) shall provide that any Option must have an exercise price equal to or in excess of the market price for the underlying common stock of the Company on the date such Option is granted by the Company and (B) the issuance of Capital Stock of the Company upon the exercise of any such Option; and

        (iv) the issuance of Capital Stock of the Company upon the exercise of any options or warrants to acquire Capital Stock of the Company outstanding on or prior to October 27, 1997.


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     IN WITNESS WHEREOF, the parties hereto have executed this Supplemental
Indenture as of the date first above written.

                                        STATE STREET BANK AND
                                        TRUST COMPANY, as Trustee

                                        By:  /s/ R Elovecky
                                            ---------------------------------
                                            Name: Rinette Elovecky
                                            Title: V.P.

                                        FIRSTCOM CORPORATION, as Issuer

                                        By:  /s/ Douglas G. Geib II
                                            ---------------------------------
                                            Name: Douglas G. Geib II
                                            Title: Chief Financial Officer


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